EXHIBIT 10.30d





                          March 26, 1997



Morgan Stanley Capital Partners, III, L.P.
1221 Avenue of the Americas
33rd Floor
New York, New York 10020


Gentlemen:

          The purpose of this letter is to evidence the understanding reached with regard to the amendment of the Earnout Payment provision and other provisions of the Stock Purchase Agreement by and among TNT Crust, Inc. and The Shareholders of TNT Crust, Inc. and Foodbrands America, Inc. ("Foodbrands") dated as of November 22, 1995 (the "Agreement"). As you are aware, Foodbrands is negotiating an agreement and plan of merger (the "Acquisition Agreement") with a third party which has been disclosed to you (the "Acquiror") pursuant to which Foodbrands would become a wholly owned subsidiary of Acquiror. In connection with facilitating Foodbrands entering into the agreement with the Acquiror, you have agreed on behalf and as of agent of the Sellers under the Agreement that the Earnout Payment provision will be terminated and certain indemnification obligations of the Sellers will also be terminated on the terms set forth below. The Agreement is hereby amended as follows (terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement):

The Agreement

          1. Upon the earlier of (i) the Effective Time as defined in the Acquisition Agreement and (ii) 45 days after the consummation of the tender offer contemplated by the Acquisition Agreement, Sections 2.04(c),(d), (e) and (f) of the Agreement are hereby deleted and terminated in their entirety. Section 9.04 of the Agreement is hereby amended to limit the liability of the Sellers with respect to Income Tax Claims to the lesser of fifty (50) percent (%) of the first $1 million of such claims or $500,000.

The Acquisition Agreement

          2. Upon the earlier of (i) the Effective Time as defined in the Acquisition Agreement and (ii) 45 days after the consummation of the tender offer contemplated by the Acquisition Agreement, Foodbrands shall pay to the Agent for the benefit of the Sellers the sum of $9.5 million. The parties acknowledge and agree that all payments to former Option Holders may be subject to applicable withholding taxes and Foodbrands agrees to withhold or cause a subsidiary to withhold the employee portions of all such applicable taxes and to pay the employer portions of all such applicable taxes. The parties further agree, however, that the Sellers shall be responsible for the payment of all applicable income taxes resulting from such $9.5 million payment.

It is understood and agreed that if the transactions contemplated by the Acquisition Agreement are terminated for any reason without the tender offer contemplated in the Acquisition Agreement being consummated, this Agreement shall be terminated and of no force and effect. If the above conforms with your understanding, please indicate so below and return a copy to us.

                                Very truly yours,

                                FOODBRANDS AMERICA, INC.


                               By /s/ Bryant P. Bynum
                                 ________________________________
                                  Bryant P. Bynum, Vice President







ACCEPTED THIS 24th DAY OF
MARCH, 1997


MORGAN STANLEY CAPITAL PARTNERS III, L.P, for itself and as agent and attorney-in-fact for the Shareholders of TNT CRUST, Inc.


By: /s/ Lawrence B. Sorrel
   _______________________
   Lawrence B. Sorrel